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             EXHIBIT 23

CONSENT TO USE OF REPORT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation of our report dated April 24, 1998, except with respect to the matters discussed in Note L, as to which the date is May 11, 1998, included in this Form 10-K, into AmeriSteel Corporation's previously-filed Registration Statements (File Nos. 33-60329 and 333-14547).

         ARTHUR ANDERSEN LLP

Tampa, Florida,
May 29, 1998



Exhibit 27
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THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE
FINANCIAL STATEMENTS OF AMERISTEEL CORPORATION FOR THE YEAR ENDED MARCH 31, 1998 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.

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